Exhibit 99.1

The St. Joe Company Reports First Quarter 2012 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--May 3, 2012--The St. Joe Company (NYSE: JOE) today announced a Net Loss for the first quarter of 2012 of $(0.9) million, or $(0.01) per share, compared to Net Income of $14.1 million, or $0.15 per share for the first quarter of 2011.

Revenue for the first quarter of 2012 declined to $30.5 million compared to $73.4 million in the first quarter of 2011. The $42.9 million decline in revenue is due to one-time revenue generated by a timber deed transaction that was executed in the first quarter of 2011. That particular transaction added $54.5 million of revenue and $50.3 million in pre-tax gain to the 2011 first quarter results. Excluding the timber deed transaction, adjusted revenue grew 61%, from $18.9 million in the first quarter of 2011 to $30.5 million in the first quarter of 2012. Highlights for the first quarter of 2012 include:

  Completion of two commercial property sales in Northwest Florida consisting of 17.5 acres for $6.0 million, or an average of $340,000 per acre;
  Operating expenses declined $17.1 million compared to the first quarter of 2011 as a result of reduction in staff, lower legal fees, lower restructuring and severance costs, and reduced stock-based compensation charges.

Park Brady, St. Joe’s Chief Executive Officer, said, “We are continuing to reduce expenses and evaluate our assets for revenue and growth opportunities. We believe that our current cash position and cost structure provide us with the ability to hold or opportunistically reposition our assets to create additional shareholder value. We intend to continue to invest in those projects that we believe will meet our risk-adjusted return criteria such as our holdings in Venture Crossings at the Airport, the Port of St. Joe, Breakfast Point, our primary home community in Northwest Florida, and Rivertown, our primary home community in Northeast Florida.”

At March 31, 2012, St. Joe had cash of $165.7 million, pledged treasury securities of $22.8 million and debt of $52.8 million, $22.8 million of which is defeased debt.

FINANCIAL DATA ($ in millions except per share amounts) Consolidated Results

	Quarter Ended March 31,
	2012	2011
Revenues
Real estate sales	$14.0	$5.2
Resort and club revenues	6.3	5.1
Timber sales	9.5	62.6
Other revenues	0.7	0.5
Total revenues	30.5	73.4
Expenses
Cost of real estate sales	7.7	1.8
Cost of resort and clubs revenues	6.9	6.6
Cost of timber sales	6.3	6.2
Cost of other revenues	0.7	0.5
Other operating expenses	3.7	7.0
Corporate expense, net	4.4	18.2
Depreciation and amortization	2.3	6.5
Impairment losses	--	0.8
Restructuring charge	0.1	4.5
Total expenses	32.1	52.1
Operating profit (loss)	(1.6)	21.3
Other income (expense)	1.3	0.3
Pretax income (loss) from continuing operations	(0.3)	21.6
Income tax (expense) benefit	(0.6)	(7.5)
Equity (loss) in income of unconsolidated affiliates	--	--
Net income (loss)	(0.9)	14.1
Net income (loss) per share	(0.01)	$0.15

Weighted average shares	92,265,059	92,335,090

Revenues by Segment

	Quarter Ended March 31,
	2012	2011
Residential
Real estate sales	$3.6	$2.2
Resort and clubs revenues	6.3	5.1
Other revenues	0.6	0.4
Total Residential	$10.5	$7.7
Commercial
Real estate sales	6.0(1)	0.2
Rental revenues	0.2	0.1
Total Commercial	6.2	0.3
Rural Land sales	4.3	2.8
Forestry sales	9.5	62.6
Total revenues	$30.5	$73.4

(1) Includes the sale of a 16.5 acre parcel of land for $5.4 million.

Summary Balance Sheet

	March 31, 2012	Dec. 31, 2011
Assets
Investment in real estate	$386.5	$387.2
Cash and cash equivalents	165.7	162.4
Notes receivable	4.1	4.6
Pledged treasury securities	22.8	23.3
Prepaid pension asset	35.8	35.1
Property, plant and equipment, net	14.7	14.9
Deferred tax Asset	11.6	11.7
Other assets	21.7	22.1
Total assets	$662.9	$661.3

Liabilities and Equity
Debt	$52.8	$53.5
Accounts payable, accrued liabilities	65.8	63.9
Total liabilities	$118.6	$117.4
Total equity	544.3	543.9
Total liabilities and equity	$662.9	$661.3

Debt Schedule

	March 31, 2012	Dec. 31, 2011
Defeased debt	$22.8	$23.3
Community Development District debt	30.0	30.2
Total debt	$52.8	$53.5

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended March 31,
	2012	2011
Employee costs	$3.6	$3.9
Non-cash stock compensation costs	0.5	8.5
Property taxes and insurance	2.0	2.4
Marketing and homeowner association cost	0.4	1.1
Occupancy, repairs and maintenance	0.3	1.0
Professional fees	1.1	6.5
Other	0.4	0.5
Pension expense (income)	(0.2)	1.7 (1)
Capitalized costs	--	(0.4)
Total other operating and corporate expense	$8.1	$25.2

(1) Includes a $1.4 million transfer of Supplemental Executive Retirement Program (“SERP”) liability to the Company’s Pension Plan, resulting in a decrease to employee costs and an increase to pension expense.

Additional Information

Additional information with respect to the Company’s results for the first quarter of 2012 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s belief that its cash position and cost structure provide the ability to hold or opportunistically reposition its assets to create shareholder value, (ii) the effect of the Company’s new investment strategy; and (iii) the focus of future capital expenditures that will be allocated to certain projects. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business, including those included in the Company’s Annual Report on Form 10-K filed with the Commission on February 27, 2012. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance; (2) the Company’s ability to manage its cost structure; (3) the Company’s ability to successfully dispose of its repositioned assets and other properties at expected prices and within anticipated time frames; (4) economic or other conditions that affect the desire or ability of the Company’s customers to purchase or enter into leases for its properties, such as reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (5) changes in laws, regulations or the regulatory environment affecting the development of real estate or forestry activities, (6) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business, and (7) the Company’s ability to effectively execute its strategy, and its ability to successfully anticipate the impact of its strategy.

About St. Joe

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns approximately 573,000 acres of land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The majority of land not under development is used for the growing and selling of timber or is available for sale. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

© 2012, The St. Joe Company. “St. Joe,” “VentureCrossings,” “ Breakfast Point,” “RiverTown,” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor Media Contact:
Tom Hoyer, 850-231-6518
Chief Financial Officer
thoyer@joe.com